Exhibit 99.1

    FREDERICK COUNTY BANCORP, INC. REPORTS RESULTS FOR THE THIRD QUARTER 2005

    FREDERICK, Md., Oct. 12 /PRNewswire-FirstCall/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank, announced today that, as of September 30, 2005, after almost four years in operation, assets stood at $193.7 million, with deposits of $176.9 million and loans of $151.7 million. For the quarter ended September 30, 2005 the Company recorded a net profit of $408,000 and diluted earnings per share of $0.27, as compared to the net profit of $428,000 and diluted earnings per share of $0.28 recorded for the third quarter of 2004. Also the Company earned $1.32 million with diluted earnings per share of $0.87 during the first nine months of 2005, which compares favorably to the $1.03 million in earnings and diluted earnings per share of $0.68 for the same period in 2004. However, it should be noted that the Company had income tax expenses of $246,000 and $561,000 for the three and nine-month periods ended September 30, 2005, respectively, but had no income tax expense during the same periods in 2004.

SOURCE  Frederick County Bancorp, Inc.
    -0-                             10/12/2005
    /CONTACT: William R. Talley, Jr., Executive Vice President and Chief Financial Officer, +1-240-529-1507/
    /Web site:  http://www.frederickcountybank.com /
    (FCBI)